Exhibit 10.11

CURTISS-WRIGHT CORPORATION
SAVINGS AND INVESTMENT PLAN
As Amended and Restated effective January 1, 2010

THIRD INSTRUMENT OF AMENDMENT

Recitals:

1.

Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss-Wright Corporation Savings and Investment Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety, effective as of January 1, 2010.

2.

Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the Plan to provide for the participation of certain former employees of South Bend Controls Holdings, LLC following the Company’s acquisition of the assets of that company.

3.	Section 12.01(a) of the Plan permits the Company to amend the Plan, by written instrument, at any time and from time to time.

4.	Section 12.01(b) authorizes the Administrative Committee to adopt Plan amendments on behalf of the Company if they reflect acquisitions.

Amendments to the Plan:

Appendix A is amended, effective October 11, 2011, by adding a new paragraph 24 to read as follows:

24.	South Bend Controls Holdings, LLC

Notwithstanding any provision in this Plan to the contrary, each former employee of South Bend Controls Holdings, LLC who became an Employee as of October 11, 2011, and who is a member of the collective bargaining unit represented by IBEW Local Union 1392 shall be eligible to become a Member on October 11, 2011, and shall remain eligible so long as he continues to satisfy the eligibility requirements.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed on this _____ day of _________________, 2011.

Curtiss-Wright Corporation
Administrative Committee

By:

Date: